UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 8, 2010

NOVELLUS SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction of Incorporation)

0-17157	77-0024666
(Commission File Number)	(I.R.S. Employer Identification No.)

4000 North First Street, San Jose, California 95134

(Address of Principal Executive Offices) (Zip Code)

(408) 943-9700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 8, 2010, Mr. Jeffrey C. Benzing provided notice to Novellus Systems, Inc. (the “Company”) that, effective June 26, 2010, he is retiring as Executive Vice President, Chief Administrative Officer and Principal Financial Officer of the Company.

(e) On January 8, 2010, in connection with his retirement, Mr. Benzing and the Company entered into an employment agreement (“Employment Agreement”) that is effective as of June 27, 2010 and expires on June 26, 2014, unless sooner terminated. Under the Employment Agreement Mr. Benzing will (i) serve as a member of the Company’s Technical Advisory Board, (ii) provide advice and assistance as needed to the Company’s management during on-site product design reviews and (iii) serve as a member of the Company’s Patent Committee. In exchange for these services, Mr. Benzing will receive an aggregate salary of $390,000 over the term of the Employment Agreement and is eligible to receive a pro-rata share of any management bonus that he would otherwise be entitled to receive related to his position as Executive Vice President, Chief Administrative Officer and Principal Financial Officer to the extent the Company pays such management bonuses for year 2010 performance. Additionally, if Mr. Benzing continues to be employed by the Company on July 15, 2010, Mr. Benzing will be granted restricted stock units equivalent to $390,000 using the Company’s stock price on June 25, 2010. The restricted stock units will vest on the date of grant. The terms of the Employment Agreement also provide that Mr. Benzing is entitled to participation in the Company’s Executive Officers’ Retirement Medical and Dental Coverage Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELLUS SYSTEMS, INC.

By:	/s/ MARTIN J. COLLINS
Martin J. Collins
Senior Vice President and General Counsel

Date: January 11, 2010